Exhibit 4.73
Supplemental Agreement of Asset, Business and Personnel Transfer Agreement
THIS SUPPLEMENTAL AGREEMENT (this “Agreement”) is entered into by the following parties on August [     ], 2008 in Beijing:
Party A: Beijing Secular Bird Culture and Art Development Centre
Party B: Guangzhou Secular Bird Culture Communication Co., Ltd.
WHEREAS, both Party A and Party B has entered into the “Asset, Business and Personnel Transfer Agreement” (the “Original Agreement”) on March 2007, and Article 7 set forth under the Original Agreement is in relation to the provisions of equity transfer price and payment method.
The Parties hereby enter into the following agreement in relation to the provisions of equity transfer price and payment method through friendly consultation in accordance with the applicable laws and regulations, and in the spirit of equality and mutual benefit and in good faith:
1. Both parties agree that Party B shall pay RMB 300,000 to Party A, as the third installment of the equity transfer price, within ten (10) working days upon the immediate effect of this Agreement.
2. In the event that Party B achieved Net Profit of RMB 2,350,000 for period starting from 1 September, 2008 to 31 August, 2009, Party B agree to pay an additional RMB 675,000, as the third installment of the equity transfer price, to Party A within ten (10) working days upon the immediate confirmation of the actual Net Profit.
3. Party B hereby agree to increase the amount of the third installment of the equity transfer price (in addition to the total amount stated in Article 2) to Party A, in the event that Party B achieved Net Profit of RMB 2,350,000 for period starting from 1 September, 2008 to 31 August, 2009, and satisfied the following requirements:
i.
In the event that the actual Net Profit is equal to or more than RMB 2,650,000 but less than RMB 2,950,000, Party B hereby agree to pay an additional RMB 168,750 as third installment of the equity transfer price;

ii.
In the event that the actual Net Profit is equal to or more than RMB 2,950,000 but less than RMB 3,250,000, Party B agree to pay an extra RMB 168,750, in addition to the amount of RMB stated in Article 3(i), as third installment of the equity transfer price. Hence, the total additional payment is RMB 337,500.

iii.
In the event that the actual Net Profit is equal to or more than RMB 3,250,000 but less than RMB 3,550,000, Party B agree to pay an extra RMB 168,750, in addition to the amount of RMB stated in Article 3(i) and (ii), as third installment of the equity transfer price. Hence, the total additional payment is RMB 506,250.

iv.
In the event that the actual Net Profit is equal to or more than RMB 3,550,000 but less than RMB 3,850,000, Party B agree to pay an extra RMB 168,750, in addition to the amount of RMB stated in Article 3(i), (ii) and (iii), as third installment of the equity transfer price. Hence, the total additional payment is RMB 675,000.

v.
In the event that the actual Net Profit is equal to or more than RMB 3,850,000, Party B agree to pay an extra RMB 168,750, in addition to the amount of RMB stated in Article 3(i), (ii), (iii) and (iv), as third installment of the equity transfer price. Hence, the total additional payment is RMB 843,750.

4. In the event that Party B fails to achieve the Net Profit requirement of RMB 2,350,000 as stated above, Party B is not required to pay any installments as set forth under Article 2 and Article 3 to Party A.
5. The term “Net Profit” in this Agreement shall define as the after-tax net profit audited by one of the “Big Four” accounting firms acknowledged by Party A accordance to the U.S. GAAP.
6. Article 18 clause (3) set forth in the “Original Agreement” shall terminates and shall no longer remain in full force and effect upon the immediate execution of this Agreement.
7. This Agreement is the Supplemental Agreement of the Original Agreement. The provisions set forth under this Agreement shall remain in full force and survive in the event that any provisions set forth under this Agreement are inconsistent with the provisions set forth under the Original Agreement.
8. This Agreement shall take immediate effect as of the date first above written and shall execute in four (4) counterparts, of which each Party shall hold two (2) copies respectively.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.
Party A: Beijing Secular Bird Culture and Art Development Centre
Party B: Guangzhou Secular Bird Culture Communication Co., Ltd.